Exhibit 10.71

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between John Raffle (the “Executive”), and ArthroCare Corporation (the “Company”) (collectively referred to as the “Parties”), effective eight days after the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Paragraph 8(b), below.  The Company shall have no right to revoke this Agreement.

WHEREAS, the Executive was the Senior Vice President, Strategic Business Units of the Company pursuant to the terms of an Employment Agreement effective as of April 21, 2008 (the “Employment Agreement”);

WHEREAS, the Company reported on December 19, 2008, by press release, that the Executive had tendered his resignation (the “Press Release”);

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.           Resignation of Employment.  The Parties hereto confirm the termination of Executive’s employment and all positions that the Executive held as an officer of the Company and all subsidiaries of the Company, effective at the close of business on December 18, 2008 (the “Termination Date”).

2.           Payment of Accrued Wages and Expenses.  The Executive has been paid an amount equal to all accrued wages through the Termination Date, including accrued, unused vacation or paid time off, less applicable withholding, and all expenses incurred and submitted for reimbursement for events prior to December 31, 2008.

3.           Bonus for the Calendar Year Ended December 31, 2008.  The Executive agrees that he shall not be eligible for a bonus for the calendar year ended December 31, 2008.

4.           Separation Payment; Benefits.  Within three (3) days of the Effective Date, the Company shall pay the Executive $75,000 (seventy-five thousand dollars) (the “Separation Payment”), less all applicable taxes and other authorized withholding.

5.           Consulting Services.  For a period commencing with the Effective Date and continuing thereafter for a period of eleven (11) consecutive months (the “Retained Consultant Period”), the Executive shall provide assistance to the Company at its reasonable request (“Litigation Assistance”) in conjunction with Arthrocare Corporation v. Gyrus Medical, Inc., Gyrus Ent, L.L.C., and Gyrus Acmi, Inc., Case No. 1:07-CV-00729-SLR in the United States District Court for the District of Delaware, and the related arbitration between Gyrus Group, PLC, Ethicon, Inc. and ArthroCare (collectively referred to herein as the “Litigation”).  In providing Litigation Assistance to the Company, the Executive agrees that he shall function as an independent contractor, and not as an employee of the Company.  During the Retained Consultant Period, the Company shall pay the Executive $3,500 (three thousand five hundred dollars) per calendar month (or partial month), in advance (within five (5) days of the Effective Date for the first month and on the first of the month thereafter) for Litigation Assistance hereunder.  The aggregate amount paid for Litigation Assistance shall not exceed $40,000 (forty thousand dollars).  During the Retained Consultant Period, Executive shall not be obligated to devote more than fifteen (15) hours in any calendar month (or any partial calendar month) to the performance of Litigation Assistance.  The Company may terminate Executive’s obligation to provide Litigation Assistance upon the earlier of (a) the settlement, trial, or other resolution of the Litigation, or (b) the Company’s written notification to the Executive of termination of the Litigation Assistance; provided, however, if at the time of such termination, Executive has been paid less than $30,000 (thirty thousand dollars) for Litigation Assistance hereunder, then the Company shall be obligated to pay a termination fee equal to the difference between what the Executive has actually been paid for Litigation Assistance and $30,000 (thirty thousand dollars).  It is further provided that Executive may terminate his obligation to provide Litigation Assistance upon giving thirty (30) days’ advance written notice.

6.           Tax Indemnity.  The Executive acknowledges that he has not received and does not rely upon any tax advice given by the Company or its attorneys or representatives.  The Executive further agrees that he shall be solely responsible for all tax assessments, penalties, and fines levied against the payments made pursuant to this Agreement by any taxing authority, and shall indemnify, defend and hold harmless (all to the maximum extent allowed by law) the Company against all tax assessments, penalties, and fines assessed by any taxing authority against the Company as a result of (a) the Executive’s characterization of the Settlement Payment made pursuant to this Agreement, or (b) any failure by the Executive to pay taxes as required on any and all payments made pursuant to this Agreement.

7.           Equity Awards.  All equity awards granted to the Executive shall be treated in accordance with the terms of the applicable Plan(s), Agreement(s) and Notice(s) of Grant, and such rights shall survive the execution of this Agreement, and are not merged or integrated into this Agreement.

8.           General Release of Claims by the Executive.

(a)           The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive's employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act; the Civil Rights Act of 1866; the Sarbanes-Oxley Act; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family Medical Leave Act; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits; and claims arising under the Employment Agreement.  Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights, and same shall survive the execution of this Agreement and are not merged or integrated into this Agreement:

(i)           Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iii)          The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment; and

(iv)          The Executive’s rights under this Agreement, his rights as a shareholder, and his rights to indemnification (and advancement of expenses) from the Company pursuant to the terms of the Indemnification Agreement entered into between the Company and the Executive, common law, statute, charter, bylaws or otherwise, all as they currently exist.

(v)           Coverage pursuant to otherwise applicable D&O or other insurance policies currently or hereafter maintained by the Company.

(b)           In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)            This Section 8, and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)           The waiver and release of claims under the Age Discrimination in Employment Act contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)           This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)           The Executive has been advised to consult an attorney before signing this Agreement.

(v)            The Executive has been granted forty-five (45) days after he is presented with this Agreement to decide whether or not to sign this Agreement.  If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the consideration period.

(vi)           The Executive has the right to revoke this Agreement within seven (7) days of signing it.  In the event this Agreement is revoked, it will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this Agreement, he must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 15, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

9.            Nondisparagement.  The Executive agrees that he shall not disparage or otherwise communicate untrue negative statements or opinions about the Company, its Board members, officers, employees or business and the Company agrees that neither its Board members nor officers shall disparage or otherwise communicate untrue negative statements or opinions about the Executive; provided, that nothing herein shall preclude truthful statements made to law enforcement, regulatory or other governmental personnel, or in response to a subpoena, court order, or similar process, or otherwise required by law.  In the event Company is contacted by any person or entity that has or is considering employing or entering into a business relationship with the Executive, the Company shall confirm only the dates of the Executive’s employment and his last job title.

10.           Nonsolicitation Covenants.  For a period of 12 months after the Effective Date, the Executive shall not do any of the following without the prior written consent of the Company’s Board of Directors:

(a)           Solicit Business.  Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company (which for the avoidance of doubt does not prohibit the solicitation of customers for sales of products that are not the same or similar to those protected by the Company’s or its subsidiaries’ intellectual property rights as set forth in 10(a) above); and

(b)           Solicit Personnel.  Solicit or influence or attempt to influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company.

11.           Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)           He has been paid all wages owed to him by the Company, including all accrued, unused vacation or paid time off, through the Termination Date;

(b)           During the course of the Executive’s employment, he did not sustain any injuries for which he might be entitled to compensation pursuant to applicable workers compensation law;

(c)           The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein.

12.           Confidential Information; Return of Company Property.  The Executive hereby expressly confirms his continuing obligations to the Company pursuant to the Employment, Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) executed by the Executive on November 23, 1999, a copy of which is attached as Exhibit A hereto and incorporated by reference herein.

The Executive shall deliver to the Company within 10 days of the Effective Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of the Executive or his agents or representatives, provided that Executive may retain copies of any documents created or obtained by Executive which relate to the Investigation or the facts or circumstances which form the basis for the Investigation.

It is expressly agreed that Executive shall retain possession and is hereby given ownership of the cell phone (and related telephone number) he used while at the Company.  The Executive represents that, with the exception of said cell phone, he has returned to the Company all equipment issued to him, and has no Company equipment in his possession or control.

13.           In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Austin, Texas in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party.  The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 12(a)  and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 12(a) and (b) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

14.           Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance, without regard to conflicts of law principles.

15.           Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

Arthrocare Corporation
7500 Rialto Boulevard
Building Two, Suite 100
Austin, Texas 78735
Attn:  General Counsel
Tel:  512-391-3900
Fax:  512-391-3901

(b)	If to the Executive:

John Raffle
5415 Buckman Mountain Rd
Austin, TX 78746
Tel:   512.632.8145

copy to:

J. David Washburn
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201

15.           Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This Section 15 shall not operate, however, to sever from the economic terms of this Agreement the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

16.           Understanding and Authority.  The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

17.           Integration Clause.  Except as set forth herein, this Agreement contains the entire agreement of the Parties with regard to the separation of the Executive's employment, and supersedes any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and an authorized officer of the Company.

18.           Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

JOHN RAFFLE		ARTHROCARE CORPORATION

/s/ John Raffle		/s/ David Fitzgerald

		By:	David Fitzgerald

		Title:	Acting Chief Executive Officer

Date:	February 20, 2009	Date:	February 21, 2009

EXHIBIT A

ARTHROCARE CORPORATION

EMPLOYMENT, PROPRIETARY INFORMATION
AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with ArthroCare Corporation, its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.           At-Will Employment.  I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment.  I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2.           Confidential Information.

(a)           Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which (i) has become publicly known and made generally available through no wrongful act of mine; (ii) was known to me at the time of disclosure; (iii) is at any time disclosed to me by a third party who has the right to do so; or (iv) to the extent disclosure is required pursuant to legal process or by law.

(b)           Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3.           Inventions.

(a)           Prior Inventions.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If I do so incorporate such a prior invention, the Company is hereby granted (to the extent I am then free to grant such a license under my interest in that prior invention) and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except is provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me solely or jointly with others) within the scope of and during the period of my employment with the Company and which re protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

(c)           Inventions Assigned to the United States.  I agree to assign to the United States government all my right title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)           Maintenance of Records.  I agree to keep and maintain adequate and current written records f all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)           Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)           Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.           Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company. It is understood that other employment, occupation, consulting or other business activity outside of the field of bipolar electrosurgical tools shall not be deemed directly related to the business in which the Company is now involved or becomes involved.

5.           Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

6.           Notification to New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.           Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.           Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.           Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.         Arbitration and Equitable Relief.

(a)           Arbitration.  Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to (i) any interpretation, construction, performance or breach of this Agreement, or (ii) my employment by the Company or the termination of such employment shall be settled by private, confidential and binding arbitration conducted by a single neutral arbitrator in Santa Clara County, California. Discovery shall be permitted in connection with any arbitration pursuant to this Agreement, in accordance with the provisions of California Code of Civil Procedure, Section 1283.05, which is incorporated herein by this (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by my party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Except as otherwise provided herein, the arbitration proceedings shall be governed by the applicable rules of the American Arbitration Association. The arbitrator shall be appointed by agreement reached between the parties or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in any court having jurisdiction. I understand that, by signing this Agreement, I am giving up my right to a jury trial.

(b)           Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree hat if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

11.         General Provisions

(a)           Governing Law, Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date: November 23, 1999
/s/ John T. Raffle
Signature

John T. Raffle
Name of Employee (typed or printed)
Witness

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

☒	No inventions of improvements

__	Additional Sheets Attached

Signature of Employee:	/s/ John T. Raffle

Print Name of Employee:	John T. Raffle

Date:	November 23, 1999